Exhibit 10.2

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC

AMENDED AND RESTATED MEMBER CONTROL AGREEMENT

          THIS AMENDED AND RESTATED MEMBER CONTROL AGREEMENT, (the “Agreement”) is made effective as of June 1, 2012 (the “Effective Date”), by and between Dakota Plains Transloading, LLC, a Minnesota limited liability company (“DPT”), Petroleum Transport Solutions, LLC, a Minnesota limited liability company (“PTS”) and Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company (the “Company”).

RECITALS:

          A.          DPT (as successor in interest to Dakota Plains Transport, Inc. a Nevada corporation), PTS and the Company are parties to that certain Dakota Petroleum Transport Solutions, LLC Member Control Agreement dated as of November 9, 2009 and amended as of April 29, 2011 (the “Original Agreement”).

          B.          DPT and PTS constitute all of the Members of the Company.

          C.          DPT, PTS and the Company desire to amend and restate the Original Agreement in its entirety as set forth herein and pursuant to Section 10.5 of the Original Agreement.

          D.          This Agreement is a Member Control Agreement under Chapter 322B of the Minnesota Statutes, Section 322B.37.

          E.          The parties are interested in the growth, development and management of the Company and in the long-term economic success of the Company and its business, and mutually desire to make certain agreements relating to the (i) management and control of the Company and its business, (ii) admission and termination of Members, and (iii) allocation of income, losses and distributions between the Members.

AGREEMENTS:

          NOW THEREFORE, in consideration of the foregoing, the mutual terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
FORMATION, NAME AND OFFICE, BUSINESS,
TERM, AND DEFINITIONS

          1.1)    General. Except as otherwise provided in this Agreement or the Company’s Operating Agreement, the rights and responsibilities of the Members shall be as provided under the LLC Act (defined below). It is intended that the Company be classified and taxed as a partnership for United States income tax purposes, and no Member shall take any action not required by law to change the tax status of the Company under the Code (defined below).

          1.2)    Name and Principal Office. The name of the Company shall be “Dakota Petroleum Transport Solutions, LLC.” The Company’s principal office will be 9531 West 78th Street, Eden Prairie, Minnesota 55344, or such other place as the Board of Governors of the Company (the “Board”) may from time to time determine.

          1.3)    Members. The names and addresses of the Members are set forth in Exhibit A.

          1.4)    Term. The Company shall exist perpetually until it is dissolved, wound up, and terminated in accordance with this Agreement.

          1.5)    Purpose. The Company shall be authorized to engage in (a) the acquisition, construction and operation of a petroleum transloading facility in New Town, North Dakota (the “Transloading Facility”); and (b) any other lawful activities as the Board of Governors may determine from time to time.

          1.6)    Definitions. Unless the context otherwise specifies or requires, the terms defined in this Section shall have the meanings given them in this Section for purposes of this Agreement. Certain other capitalized terms used in this Agreement are defined within this Agreement.

(a) Agreement. “Agreement” means this Member Control Agreement as it may be further amended or supplemented from time to time.

          (b)     Articles of Organization. The “Articles of Organization” means the document filed with the Secretary of State of Minnesota by the Organizer as they may be further amended or supplemented from time to time.

(c) Capital Accounts. The “Capital Accounts” means the capital accounts maintained by the Company for each Member in respect of such Member’s Company Interest.

          (d)     Code. The “Code” means the Internal Revenue Code of 1986, as amended. All references to a section of the Code or the treasury regulations promulgated under the Code shall mean and include any subsequent amendment or replacement of that section.

          (e)     Company. The “Company” means Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company, formed upon the filing of the Articles of Organization with the Secretary of State of Minnesota.

(f) Company Interest. “Company Interest” means all of a Member’s right and interest in the Company.

(g) Distribution. “Distribution” means a distribution of cash or property to the Members pursuant to this Agreement.

(h) Governor. “Governor” means a natural person elected by the Members to serve on the Board.

          (i)      LLC Act. The “LLC Act” means the Minnesota Limited Liability Company Act, as amended. All references in this Agreement to a section of the LLC Act shall be considered also to include any subsequent amendment or replacement of that section.

(j) Members. The Members of the Company are collectively referred to herein as the “Members” and individually as a “Member.”

          (k)     Net Profits and Net Losses. “Net Profits” and “Net Losses” means, with respect to any period, the income and loss of the Company for such period as determined in accordance with the accounting method followed by the Company for book purposes, including income exempt from tax and described in Code Section 705(a)(1)(B) and treating as deductions items described in Code Section 705(a)(2)(B).

(l) Operating Agreement. The “Operating Agreement” means the document adopted by the Board of Governors relating to the operation of the Company,

(m) Organizer. “Organizer” means the individual signing and filing the Articles of Organization.

          (n)     Percentage Interest. “Percentage Interest” of each Member shall be a fraction, the numerator of which is the total number of Units held by such Member on the date of determination and the denominator of which is the Total Units as of such date.

          (o)     Person. “Person” means any natural person, company (whether general or limited), limited liability company, trust, estate, association, corporation, joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

          (p)     Risk Equivalence. “Risk Equivalence” refers to the objective of maintaining between Members an equivalent level of risk with respect to their respective Member Interests, all as more specifically described in Section 10.1 below.

(q) Total Units. “Total Units” means the aggregate outstanding Units issued to all Members as of a given date.

(r) Unit. “Unit” means the designation which the Company has established to represent the Company Interests of the Members.

ARTICLE 2
MEMBERS

          2.1)    Members. The Members will be those Persons named in Exhibit A, each assignee of a Company Interest who is admitted as a Member under this Agreement, and new Members admitted pursuant to this Agreement.

ARTICLE 3
CAPITAL, SERVICES, AND VOTING

          3.1)    Capital Accounts. The following shall apply with respect to the Capital Accounts:

          (a)     A Capital Account shall be maintained for each Member. Each Member’s Capital Account shall consist of such Member’s initial contribution to the Company and shall be (i) increased by such Member’s additional capital contributions, if any; (ii) decreased by such Member’s share of Distributions from the Company, if any; and (iii) otherwise adjusted in accordance with Article 5. A credit balance in a Member’s Capital Account shall not entitle such Member to demand any Distribution from the Company, and a debit balance in a Member’s Capital Account shall not constitute an obligation of such Member to the Company. No Capital Account maintained for the Members by the Company shall bear interest.

          (b)     General Compliance With Section 704(b). The maintenance of the Capital Accounts for the Members shall comply with Section 704(b) of the Code and the applicable Treasury Regulations. If the Board determines that the maintenance of such Capital Accounts needs to be modified to comply with Section 704(b) of the Code and the applicable Treasury Regulations, the Board may, notwithstanding any other provision of this Agreement, change the method of maintaining such Capital Accounts and if rendered necessary as a result of such change, amend this Agreement without notice to the other Members to reflect any such changes; provided, however, that any such changes shall not materially alter the economic agreement of the Members.

          3.2)    Capital Contributions. The following provisions apply with respect to contributions to the Company

          (a)     The capital contribution of each Member shall be the amount of money and fair market value of any property (net of liabilities secured by such property that the Company is considered to assume or take such property subject to and net of any other liabilities of a Member that are assumed by the Company in connection with the contribution of such property) contributed by a Member to the Company.

(b) A Member shall not be obligated to make additional capital contributions to the Company except as the Members may unanimously agree in writing.

          (c)     It is specifically intended that no creditor of the Company nor creditor of a Member will have any right by virtue of this Section or any other provision of this Agreement to obligate any Member to pay funds to such creditor or to the Company.

          3.3)    Services to be Performed by Members.

          (a)     DPT. During the term of the Company’s operations under this Agreement, DPT shall perform, or cause to be performed, and be responsible for the following actions and services to be provided to the Company as part of DPT’s Member contribution.

          (i)     At its sole cost, DPT or an affiliate shall acquire the real property necessary for the operation of the Transloading Facility, and for rail spur service between the Transloading Facility and the available trunk rail line.

          (ii)    DPT or an affiliate, as owner of the Transloading Facility, shall lease the Transloading Facility to the Company at a rent payment described in the Member Transaction description attached hereto as Exhibit B. The Company shall use the Transloading Facility pursuant to and consistent with the terms of such lease, and no Member nor the Company shall have any claim to any interest in the Real Property or any equipment, materials or improvements on the Real Property, other than as specifically set forth in such lease. No interest in the Transloading Facility shall be considered to have been conveyed to the Company or to any Member by virtue of this Agreement.

          (iii)   DPT or an affiliate, as owner of certain equipment to be utilized for the operation of the Transloading Facility (the “Equipment”), will lease the Equipment to the Company at a rent payment described in the Member Transaction description attached hereto as Exhibit B. The Company shall use the Equipment pursuant to and consistent with the terms of such lease, and no Member nor the Company shall have any claim to any interest in the Equipment, other than as specifically set forth in such lease. No interest in the Equipment shall be considered to have been conveyed to the Company or to any Member by virtue of this Agreement.

(iv) DPT shall assist the Company through DPT’s contacts with producers, marketers and transporters of hydrocarbons in North Dakota.

          (b)     PTS. During the term of the Company’s operations under this Agreement, PTS shall perform, or cause to be performed, and be responsible for the following actions and services to be provided to the Company as part of PTS’s Member contribution.

          (i)     PTS has leased (the “Transloader Lease”) four (4) trailer mounted transloaders (the “New Transloaders”). The New Transloaders have been delivered to Transloading Facility, and shall be used only for transloading activities of the Company unless otherwise agreed in writing by the Governors. During the term of this Agreement, the New Transloaders shall not be removed from the Transloading Facility without the express written consent of all Members, which consent may be withheld for any reason or no reason whatsoever in each Members sole and unilateral discretion. During the term of this Agreement, the Company shall be responsible for all maintenance associated with the New Transloaders. The Company will not be required to expend Company funds to “rebuild” the New Transloaders at any time. Any residual value under the Transloader Lease shall be for the sole benefit of PTS.

          (ii)    PTS shall coordinate and manage on a day to day basis, either directly or through services contracted by the Company with third parties, the operation of the Transloading Facility, including contracting for truck transport of hydrocarbons from the producers’ locations to the Transloading Facility and managing all accounting and bookkeeping functions in connection with the operation of the Transloading Facility. A monthly accounting fee agreed upon by the Members in the manner set forth in Exhibit C shall be paid to PTS for staff time provided by PTS for bookkeeping and accounting functions as contemplated by Section 7.6(f) of this Agreement.

(iii) PTS shall assist the Company through PTS’s contacts with marketers, transporters, refiners and other end-users.

          (iv)   The Members hereby acknowledge and agree that PTS shall have primary responsibility for operating the Transloading Facility, and that such responsibility shall include control of the Transloading Facility, management of the accounting and bookkeeping functions in connection with the operation of the Transloading Facility and the establishment of cash flows, revenues and margins to be derived from Transloading Facility. PTS shall be obligated to use commercially reasonable efforts, in the exercise of its reasonable judgment, to maximize the profitability of the Company of the Term, it being understood that (x) such commercially reasonable efforts shall not require PTS to take any actions prohibited by this Agreement or to make any contributions or advances to the Company not required by this Agreement and (y) PTS shall not be in violation of its obligations hereunder in the exercise of its judgment in connection with any individual transaction, except as herein provided.

          3.4)    Authorized Units. The Board may establish, by resolution adopted in the manner described in the Operating Agreement, either additional Units or one or more additional classes or series of Units, designate each such additional class or series, and fix the relative rights and preferences of each such additional class or series, subject to the provisions of this Agreement. Notwithstanding any provision of this Agreement or the Operating Agreement to the contrary, the Board shall not establish additional Units or additional classes or series of Units, designate each such additional class or series, or fix the relative rights and preferences of each such additional class or series without the unanimous express written consent of all Members at the time of such proposed issuance. Any Member may withhold its consent to such actions for any reason or no reason whatsoever, in its sole and unilateral discretion.

          3.5)    Voting Power. Each Unit shall entitle the owner of such Unit to one vote on all matters submitted to the vote of Members.

ARTICLE 4
TAX MATTERS

          4.1)    Tax Characterization and Returns. The Members acknowledge that the Company will be treated as a “partnership” for federal and Minnesota state income tax purposes. Within ninety (90) days after the end of each fiscal year, the Company shall deliver to each Person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal or state income tax (or information) returns, including a statement showing each Member’s share of income, gain, or loss and credits for such fiscal year for federal or state income tax purposes.

          4.2)    Accounting Decisions, Tax Elections. All decisions as to accounting matters or tax elections shall be made by the Board. The Board may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in Section 754 of the Code to adjust the basis of Company property.

          4.3)    Tax Matters Partner. The Board shall designate a Member to act on behalf of the Company as the “Tax Matters Partner” within the meaning of Section 6231(a)(7) of the Code.

          4.4)    Tax Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as of the date of contribution. In the event any Company asset is adjusted as a result of a revaluation pursuant to Treasury Regulations § 1.704-1(b)(iv)(2)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value as of the date of such revaluation in the same manner as under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Any election or other decision relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of income, profits, gains, losses, expenses, deductions, credits or other items or distributions pursuant to any provision of this Agreement.

          4.5)    Book-up of Capital Accounts. Unless the Board shall determine otherwise, the gross asset values of all the Company’s assets shall be adjusted to equal their respective gross fair market values, as determined by the Board (and the Capital Accounts of the Members shall be adjusted accordingly), as of the following times: (a) the acquisition of an additional Unit by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of assets of the Company as consideration for Units; or (c) upon the acquisition of Units by a new or existing Member, provided, however, that adjustments shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS

          5.1)       Allocation Provisions. The following provisions apply with respect to the allocation of such items among the Members:

            (a)          Allocation of Net Profits and Net Losses. At the end of each fiscal quarter, the Net Profits and Net Losses for such fiscal quarter shall be allocated pro rata to the Members based on the number of Units which are issued and outstanding and shall be credited or debited to the Capital Accounts of the Members.

            (b)          Section 706(d). In the event of any changes in Percentage Interests in the Company during a fiscal year, then for purposes of this Article 5, the Board shall take into account the requirements of Section 706(d) of the Code and may select any method of determining the varying Percentage Interest of the Member during the year which satisfies Section 706(d) of the Code.

            (c)          Section 754. Any election by the Company under Section 754 of the Code to adjust the basis of the Company’s assets pursuant to Section 734 and Section 743 of the Code shall be made in the discretion of the Board. If such election is made, allocation of items of the Company’s income, gain, loss and deductions shall otherwise be made in a manner consistent with such allocation of basis in accordance with Section 734 and/or Section 743 of the Code, as the case may be, notwithstanding any other provision of this Agreement.

          5.2)       Distribution and Payment Provisions. The following provisions apply with respect to the distribution and payment of items to and among the Members:

             (a)          Priority Cash Available. For purposes of this Section, “Priority Cash Available” shall mean cash accumulated by the Company at the end of a calendar month in excess of (i) the cash necessary to pay operating expenses of the Company incurred to parties other than Members or their respective affiliates (the “Third Party Expenses”) through the end of the next calendar month and (ii) any reserve amount(s) as may be established by unanimous action of the Board.

             (b)          Priority Payments to Members. As soon as practicable following the end of each calendar month the Company shall determine the amount of Priority Cash Available. To the extent of Priority Cash Available, the amounts due to Members with respect to Member Transactions (as defined below) (the “Member Transaction Payments”) for the calendar month just ended shall be paid by the Company. If the Priority Cash Available is insufficient to satisfy the obligations of the Company for the calendar month’s Member Transactions, the amounts of Priority Cash Available from time to time shall be paid one half to each Member until the obligation to a Member is satisfied, and the balance, if any, to satisfy any remaining such obligations to the other Member.

             (c)          Member Transactions. The sublease by the Company of rail cars from PTS, or the provision of rail cars to the Company by PTS without formal sublease arrangement, shall each constitute a Member Transaction as to PTS. The lease of the Transloading Facility and the Equipment by the Company from DPT shall constitute a Member Transaction with respect to DPT. The obligations of the Company to the respective Members for Member Transactions shall be the amount determined under the formulations set forth in Exhibit B.

(d) Operating Distributions.

             (i)          At the end of each calendar month, the Board shall identify the amount of Priority Cash remaining after all Third Party Expenses and all Member Transaction Payments described above in this Section 5.2 (relating to such calendar month and the next succeeding calendar month) have been made. The Company shall make a pro rata distribution of one-half (1/2) of such amount (the “Required Distribution”) to the Members based upon the average number of Units owned by each Member each calendar day during such calendar month. Notwithstanding the foregoing, the Company may reduce the Required Distribution by any amount that the Board unanimously determines is necessary or prudent to pay any capital improvements or other extraordinary expenses for the succeeding calendar months.

             (ii)          The Board, at the end of any calendar month upon unanimous consent of all Governors, may declare and pay any Distributions in addition to the Required Distribution provided that it has first set aside or satisfied all Third Party Expenses and Member Transaction Payments required to be made with respect to such calendar month end as described in this Section 5.2.

             (iii)          Any Distributions from the Company as may be authorized from time to time by the Board, shall be made, at the time such Distributions are authorized by the Board, to the Members in such amounts as may be determined by the Board on a pro rata basis. No Member shall have any right to interim Distributions except as determined by the Board, and no Member shall be entitled to interest on any contributions made by such Member to the Company. No Member shall have the right to withdraw or to demand the return or repayment of any or all of such Member’s contributions.

(e) Tax Burden Distributions. Notwithstanding the provisions of subparagraphs (a) and (b) above:

              (i)          The Company shall distribute to the Members each calendar year, to the extent cash is reasonably available without any borrowing by the Company, and taking into account the reasonable working capital needs of the Company, the amount calculated pursuant to this Section 5.2(b)(ii) to permit the Members to pay income taxes on their respective allocable shares of the estimated taxable income of the Company; provided, that such estimated taxable income may be offset by any allocable loss carryforwards in the sole discretion of the Board.

              (ii)          Distributions in accordance with the foregoing paragraph shall be based on the premise that all Members are subject to the maximum combined federal and Minnesota tax rates applicable to the type of income generated by the Company (after making appropriate provisions for cross-deductibility of federal and state income taxes).

(iii) The Board may make Distributions on a quarterly basis to facilitate the payment of estimated taxes by the Members.

(iv) To the extent distributions are made in reliance upon the authority of this Section 5.2(e), such distributions shall reduce the amount of the Required Distributions described in Section 5.2(d).

              (f)           In-Kind Distributions. No Member shall have the right to require any distribution of any assets of the Company in kind. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Board. Solely for the purpose of maintaining Capital Accounts, the amount by which the fair market value of any property to be distributed exceeds or is less than the adjusted basis of such property for book purposes shall be taken into account in determining Net Profit or Net Loss as if such property had been sold at its fair market value as determined in good faith by the Board.

ARTICLE 6
ISSUANCE OF UNITS; ADMISSION OF MEMBERS; REGISTRATION

          6.1)       Issuance of Units. Notwithstanding any provision of this Agreement or the Operating Agreement to the contrary, the Company shall not issue any additional Units at any time without the unanimous express written consent of all Members at the time of such proposed issuance. Any Member may withhold its consent to the issuance of any additional Units for any reason or no reason whatsoever, in its sole and unilateral discretion. In connection with the issuance of any additional Units, the Board shall value all nonmonetary consideration and establish a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

          6.2)       Admission of Members.

             (a)          Issuance or Assignment of Units. A person shall be admitted as a Member upon payment for any Units issued to such person pursuant to Section 6.1 in this Agreement effective when such person executes or otherwise evidences an intent to be bound by this Agreement. An assignee of a Member’s Units may be admitted as a Member upon unanimous consent of all Members at such time, but only if such person executes or otherwise evidences an intent to be bound by this Agreement.

             (b)          Schedule A. The current Members of the Company and the capital contributions made or agreed to be made by each of them and numbers of Units that are issued and outstanding are set forth on Schedule A. The Board is authorized from time to time to update Schedule A to reflect the identity of all Members, the capital contributions made or agreed to be made and the class and number of each class of Units that are issued and outstanding.

          6.3)       Registration.

             (a)          Register. The Company shall keep at its principal office a register containing the names of the owners of outstanding Units and all transfers of outstanding Units. References to the owner of a Unit shall mean the Person or entity shown as the owner of such Unit in the register, and the ownership of a Unit shall be proved by such register. Except as otherwise specifically provided in this Agreement, the registered owner of a Unit shall be deemed to be the owner of such Unit and a Member for all purposes of this Agreement.

             (b)          Certificates. Certificates evidencing the Units owned by a Member may, but need not, be issued by the Company. Each certificate shall serve only as evidence of ownership of the Units it identifies and shall not be assignable.

             (c)          Registration of a Transfer. Each Unit issued under this Agreement, whether originally or in substitution for, or upon transfer, exchange or other issuance of a Company Interest represented by such Unit, shall be registered on the effective date of the Transfer, exchange or other issuance as determined in good faith by the Board; provided, however, that no registration of any transfer not made in compliance with this Agreement shall be made in the register.

              (d)          Preemptive Rights. No Member, merely because of such Member’s status as a Member or an owner of Units, shall have any preemptive rights to purchase any Units proposed to be sold or issued by the Company.

ARTICLE 7
MANAGEMENT AND OPERATION OF THE COMPANY

          7.1)       No Authority of the Members. Except as specifically provided in this Agreement, no Member shall have any authority in such Member’s capacity as a Member to act for, or to assume any obligations or responsibility on behalf of, or bind the Company or any other Member. Such authority shall be vested solely in the Board under this Agreement.

          7.2)       Board of Governors.

              (a)          Management Vested in Board. The business and affairs of the Company shall be managed by or under the authority of the Board, except as otherwise specifically required by the LLC Act or this Agreement. Except as otherwise provided in this Agreement, the Board shall have the sole and exclusive power to manage the Company’s business.

              (b)          Designation of Board Members. Each Member shall be permitted to appoint one designee of such Member to the Board of Governors. There shall be no other members of the Board. Any vacancy in the Board shall be filled by the action of the Member that appointed the Board member whose Board position is vacated.

              (c)          Delegation. The Board shall be entitled to delegate its duties as it may deem reasonable or necessary in the conduct of the business of the Company to one or more officers, employees, agents, or committees of the Company, who shall each have such duties and authority as the Board shall determine, or as may be set forth in this Agreement, the Operating Agreement or any agreement between such person and the Company.

              (d)          Qualification and Term of Office. Governors need not be Members or employees of the Company. A Governor shall hold office until such person’s successor shall have been appointed, or until the earlier death, resignation, removal or disqualification of such Governor. A Governor may be removed only by the Member that appointed such Governor.

              (e)          Resignation. Any Governor may resign at any time by giving written notice to the Company. The resignation is effective when notice is given to the Company, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

(f) Voting Power. Except as provided in the Operating Agreement, each Governor shall have one vote on any matter submitted to the vote of the Board.

(g) Acts of the Board. The Board shall take action in the manner set forth in the Operating Agreement.

              (h)          Standards of Conduct. A Governor shall discharge the duties of serving on the Board in good faith, in a manner the Governor reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A Governor shall not be liable as a fiduciary with respect to the duties of serving on the Board.

          7.3)       Officers. The Company shall have one or more natural persons exercising the functions of the offices, however designated, of Chief Manager and Treasurer. The Board may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Company including, but not limited to, a Chairman of the Board, a President, one or more Vice Presidents, and a Secretary, each of whom shall have the powers, rights, duties and responsibilities set forth in the Operating Agreement, unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person.

          7.4)       Members or Affiliates Dealing with the Company. The Company may contract or otherwise deal with a Member or any person affiliated with a Member including the purchase or sale of goods or services. In any such transaction between the Company and a Member or a person who is related to a Member, the Agreement shall be approved in accordance with Section 322B.666 of the LLC Act. Compensation for such goods or services shall in all instances be commercially reasonable.

          7.5)       Compensation for Services. Unless otherwise determined by the Board, no Member or officer shall be compensated for services to the Company. No relationships between the Company and any person or entity affiliated with a Member are authorized unless the Board is fully aware of the circumstances and, in no event, will compensation to any such affiliated person or entity be more than is reasonable given all of the facts and circumstances. The Company shall reimburse Members for the compensation, benefits and travel costs of employees of such Members, who provide services as agreed to by all Members based on the percentage of time such individual allocates to the Company. Such costs will be paid by the Company to such Members on a monthly basis pursuant to an amount agreed by all Members in writing in advance of any such payment.

          7.6)       Operation of the Transloading Facility and Conduct of the Company’s Business.

             (a)          Business Divisions. The Company shall conduct one category of business activities: The operation of the Transloading Facility for transloading petroleum and similar product from transport trucks to rail cars, either for its own account or for third parties.

(b) Credit. The Company will establish and maintain appropriate credit facilities with a commercial lender to accommodate its regular working capital needs.

             (c)          Labor and Contracts. The Company shall contract for labor needed in the operation and site management of the Transloading Facility and for truck transport (to the extent it is for the Company’s account) of petroleum products from producers to the Transloading Facility, and the Company shall be responsible for all such costs.

             (d)          Operating Expenses. The Company shall pay all expenses directly related to the operation of the Transloading Facility including but not limited to utilities, real estate taxes, sales taxes, maintenance, insurance, labor costs and Member Transaction costs. No operating distributions (as defined in Section 5.2(d)) shall be made by the Company until all operating expenses have been paid or are properly accrued for, and all payments with respect to member Transactions for the immediately preceding calendar quarter have been paid.

             (e)          Accounting and Bookkeeping. Accounting and bookkeeping services for the Company shall be performed by PTS or its affiliate, and the reasonable market rate of fees for such services shall be paid by the Company as set forth in Exhibit C. Payment of such accounting and bookkeeping fees shall be deemed operating expenses of the Company and shall not be subject to treatment as a Member Transaction under the provisions of Section 5.2 (b) or (c). Any Member maintaining or possessing the books and records of the Company will provide any other Member’s personnel and auditors, accountants, and legal counsel access to such books and records during business hours upon reasonable request.

             (i)          Company shall use reasonable efforts deliver within nineteen (19) days after the end of each month to each Person who was a Member at any time during such calendar month (1) monthly financial statements prepared in accordance with U.S. GAAP (which financial statements, including balance sheet, income statement, cash flow and Member’s equity, need not contain notes) and (2) the financial information identified on Exhibit D, which exhibit may be amended, from time to time by unanimous action of the Board.

             (ii)          Company shall deliver within eighteen (18) days after the end of each fiscal quarter to each Person who was a Member at any time during such fiscal quarter quarterly financial statements prepared in accordance with U.S. GAAP (which financial statements, including balance sheet, income statement, cash flow and Member’s equity, need not contain notes or a comparison to the prior quarter). The Company and any Member maintaining or possessing the books and records of the Company will cooperate with any other Member in preparing notes to such financial statements.

             (iii)          Company shall deliver within forty-five (45) days after the end of each fiscal year to each Person who was a Member at any time during such fiscal year (1) annual financial statements prepared in accordance with U.S. GAAP (which financial statements, including balance sheet, income statement, cash flow and Member’s equity, need not contain notes or a comparison to the prior quarter) and (2) the financial information identified on Exhibit D, which exhibit may be amended, from time to time by unanimous action of the Board. An estimate of the taxable income generated by the Company during the applicable period will be provided upon completion. The Company and any Member maintaining or possessing the books and records of the Company will cooperate with any other Member in preparing notes to such financial statements.

          (f)          Member Expenses. Except as specifically provided in this Agreement to the contrary, DPT and PTS shall each be solely responsible for their respective costs incurred in delivering and performing the services and assets required to be contributed to the Company under this Agreement, including travel, overhead, legal, and general and administrative expenses of the Member.

          7.7)     Operating Agreement. The Operating Agreement may contain any provision relating to the management and operation of the Company not inconsistent with the LLC Act and this Agreement. In the case of any inconsistency, this Agreement and the LLC Act will govern. The Board may amend or repeal the Operating Agreement. Any such amendment or repeal of the Operating Agreement shall not be deemed to be an amendment of this Agreement.

          7.8)     Limitation of Liability. No Member, Governor, officer, or other employee of the Company shall be liable, responsible or accountable in damages or otherwise to the Company, or to any Member, or to any other third person for any failure to act or for any acts performed, where such person’s failure to act or such action was in good faith and such person believed such action or failure to act was in the best interests of the Company. Except as expressly provided in the LLC Act, no Member, Governor, officer or other employee of the Company shall be obligated personally for any debts, obligations, or liabilities of the Company (whether arising in contract, tort or otherwise) solely by reason of being a Member or officer of the Company or serving on its Board of Governors.

          7.9)       Indemnification. The Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes Section 322B.699.

          7.10)       Other Ventures. Any Member may engage in or possess any interest in any other ventures or businesses of any nature or description, independently or with others, without limitation, including ventures or businesses which may engage in business transactions with the Company provided such transactions with the Company are commercially reasonable. Neither the Company nor any other Member shall have a right by virtue of this Company to participate in any way in any such other venture or the income or profits derived therefrom. Notwithstanding the foregoing, each Member agrees that it will not (and it will not permit its affiliates to), during the period it is a Member of the Company, and for one year thereafter, directly or indirectly, participate as owner, investor, manager or consultant in any hydrocarbon transloading facility anywhere in North Dakota, except through the Company.

ARTICLE 8
DIRECTORS AND DECISIONS OF BOARD OF GOVERNORS

          8.1)       Number. The Board of Governors of the Company shall consist of as many natural persons as there are Members of the Company and each Member shall have the right to appoint one Governor.

          8.2)       Term. A Governor designated in accordance with the provisions of Section 8.1 shall serve for an indefinite term until such Governor’s earlier death, resignation, or removal.

ARTICLE 9
RESTRICTIONS ON TRANSFER; TERMINATION

          9.1)       Restriction on Transfer or Assignment. Upon any intended transfer of the Member’s Units, the provisions of the Buy-Sell Agreement among the Members and the Company (the “Buy-Sell Agreement”) shall govern the process and the terms of disposition or transfer of such Units. No Member may transfer or assign all or any portion of such Member’s Units (other than to an affiliate of such member) in a transaction in which the Buy-Sell Agreement would be operative unless such Member or its affiliate also transfers or assigns to the same transferee the same proportion of its units in DPTS Marketing LLC. In the absence of any such Buy-Sell Agreement, a Member may not transfer or assign all or any portion of such Member’s Membership Interest, whether by sale, gift, devise, or distribution; the death, withdrawal, bankruptcy, divorce, separation, dissolution or termination of such Member; or otherwise, except upon the written consent of the Board.

          9.2)       Term and Termination. The Company shall exist for an initial term expiring December 31, 2021 (the “Initial Term”), and the term shall automatically extend in two-year renewal periods (each, a “Renewal Term”) (the Initial Term and any Renewal Term is also referred to as a “Term”) unless and until terminated as provided herein. The Company shall dissolve, be wound up and terminated in the manner described below:

(a) By Agreement. Upon the written agreement to terminate signed by all Members at any time during the Initial Term or a Renewal Term;

              (b)          Member Notice. At the date of the completion of any Term if written notice of termination is delivered by one Member to the other Member and to the Company at least 90 days prior to the end of such Term.

          9.3)       Liquidation upon Termination: In the event of termination, the Company shall engage in no further business other than that necessary to complete if legally required any contracts entered into before termination pursuant to Clause 9.2, and the Members shall thereafter do all such things and take all such steps as may be necessary for the orderly winding-up of the Company under applicable law and distribution of the remaining assets, if any, to the Members in accordance with their respective Unit ownership in the Company. Assets of the Company not deemed to be site improvements to real property under that certain Lease Agreement dated November 9, 2009, which shall include, without limitation, transloaders, equipment and vehicles, shall be sold by the Chief Manager unless the parties appoint a liquidator. The liquidator shall be a registered public accounting firm recognized by the Public Company Accounting Oversight Board.

ARTICLE 10.
MISCELLANEOUS PROVISIONS

          10.1)       Risk Equivalence. The Members intend that the exposure for contributed capital by the Members shall be maintained to the greatest extent practicable on a basis that results in equivalent financial risk for the Members (the concept of “Risk Equivalence”). To the extent not detrimental to the viability and financial success of the overall operations of the Company, the Members will work in good faith with each other to accomplish and maintain Risk Equivalence through appropriate measures, distributions or voluntary contributions to capital; provided, however, that nothing in this Agreement shall be deemed to require additional capital contributions by the Members.

          10.2)       Arbitration. Each dispute, claim and controversy (whether arising during or after the term of this Agreement) arising out of or relating to this Agreement or its breach, (including but not limited to the validity of the agreement to arbitrate and the arbitrability of any matter), shall be settled, upon demand and written notice by any Member, the Company, their legal representatives, successors and assigns, by an arbitrator agreed upon by the parties. If the parties are unable to agree, the dispute will be settled by three (3) arbitrators, one (1) of whom shall be chosen by the party making such demand, one (1) by the other party, and the third arbitrator by the two (2) so chosen. The party demanding arbitration shall in its demand for arbitration notify the other party of the identity of the arbitrator chosen by it. The other party shall, within fifteen (15) days after its receipt of such written demand for arbitration, likewise select its appointee and give written notice of such selection. If the party receiving such demand for arbitration fails to notify the other party in writing of the identity of the arbitrator chosen by it within such fifteen (15) day period, or if the two (2) arbitrators so selected are unable to agree on the selection of a third arbitrator within a period of fifteen (15) days after the appointment of the second arbitrator, any party may request that the Chief Judge of the District Court of Hennepin County, Minnesota appoint such arbitrator(s). The proceedings shall in all other respects be conducted in accordance with whichever arbitration rules are selected by the arbitrator, or a majority vote of the arbitrators, to the extent such rules are not inconsistent with the provisions of this arbitration provision. The cost of the proceedings shall be shared equally by the parties, provided, however, that each party shall be solely responsible for the costs and expenses of its own legal counsel and any experts or consultants representing or assisting such party in connection with the proceedings. Unless otherwise agreed upon, the place of arbitration proceedings shall be Hennepin County, Minnesota. The decision of the arbitrator, or a majority of the three (3) arbitrators, shall be final and binding on all parties. Except as otherwise provided in this Section 10.2, such arbitration shall be governed by the commercial arbitration rules of the American Arbitration Association. This Section 10.2 shall survive termination of the Agreement. Notwithstanding the provisions of this Section 10.2, decisions to be made hereunder by the Board shall not be subject to arbitration or contested in any court as all of such decisions shall be final and binding on the Members and their respective heirs, legal representatives, successors, and assigns; provided, that the Board is acting within the scope of its authority pursuant to the terms of this Agreement.

          10.3)     Equitable Relief. Section 10.2 shall not preclude the Company, or any Governor, Member, officer, or their legal representatives, successors and assigns from seeking an injunction, specific performance, or other equitable relief with respect to any dispute, claim and controversy arising out of or relating to this Agreement or its breach.

          10.4)     Notice. Any notice, demand, consent, authorization or other communication which is required to be given under this Agreement shall be in writing and shall be deemed to be valid and duly given if hand-delivered, telecopied, couriered overnight, or if mailed by registered or certified mail, return receipt requested and postage prepaid, as follows: (i) if to the Company to the Chief Manager at the principal office of the Company; (ii) if to a Governor, to the Governor at the address shown on the Company’s records for such Governor; and, (iii) if to a Member, to such Member at the address shown on the Company’s records for such Member. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed to be received for all purposes three (3) business days after it is deposited in the mail as provided in this Agreement or upon actual presentation to the addressee.

          10.5)     Amendment. This Agreement together with all exhibits contains the entire understanding of the Members governing their business relationship and the conduct of the affairs of the Company and may be amended only upon the written agreement of all the Members.

          10.6)     Limitation on Benefits of this Agreement. It is the explicit intention of the Members that no person or entity other than the Members and the Company is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the Company, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective heirs, legal representatives, successors and assigns as permitted pursuant to this Agreement) and the Company.

          10.7)     General. Subject to any provisions contained in this Agreement restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns. This Agreement, the rights and obligations of the parties to this Agreement, and any claims or disputes relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Minnesota. The Members agree that the Company’s assets are not and will not be suitable for partition. The Members waive any right of partition or any right to take any action that otherwise might be available to them for the purpose of severing their relationship with the Company or interest in assets held by the Company from the interest of the other Members. The representations, warranties, indemnifications, and covenants in this Agreement shall survive the signing and delivery of this Agreement. All pronouns and any variations shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions contained in this Agreement. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties to this Agreement.

          10.8)     Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement, none of the Members or any of their Affiliates will be liable for any special, consequential, incidental or punitive damages of the Company, another Member or any of their respective Affiliates based upon, arising out of or relating to this Agreement, any provision of this Agreement or the breach, performance, enforcement, validity or invalidity thereof (other than any special, consequential, incidental or punitive damage components of claims and awards against the Company, another Member or any of their respective Affiliates by third parties).

          10.9)     Insurance. Each Member (a) shall use commercially reasonable efforts to obtain insurance coverage with respect to such Member’s obligations hereunder and (b) upon request of the other Member at any time and from time to time during the Term, shall provide to such other Member evidence, reasonably satisfactory to such other Member, of the effectiveness of such insurance coverage.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Members have executed this Agreement effective as of the date first above written.

DAKOTA PETROLEUM TRANSPORT
SOLUTIONS, LLC

/s/ Paul Ferguson
By	Paul Ferguson
Its	Chief Manager

DAKOTA PLAINS TRANSLOADING, LLC

/s/ Gabriel G. Claypool
By	Gabriel G. Claypool
Its	Chief Executive Officer

PETROLEUM TRANSPORT SOLUTIONS, LLC

/s/ Ronald Crowell
By	Ronald Crowell
Its	Sr. Vice President-Finance

Signature Page to Dakota Petroleum Transport Solutions, LLC
Amended and Restated Member Control Agreement